Exhibit (m)
REYNOLDS FUNDS, INC. 12b-1 PLAN
(revised to reflect fund liquidations)

WHEREAS, the Reynolds Funds, Inc. (the “Company”) is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”), having one series, the Reynolds Blue Chip Growth Fund (the “Fund”), which Fund has approved the adoption of this Plan (as hereinafter defined);
WHEREAS, the Fund intends to act as a distributor of shares of its respective stock, as defined in Rule 12b-1 under the Act, and has adopted a distribution plan pursuant to such Rule, and the Board of Directors of the Company has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and
WHEREAS, the Company, on behalf of the Fund, may enter into agreements with dealers and other financial service organizations to obtain various distribution-related and/or shareholder services for the Fund, all as permitted and contemplated by Rule 12b-1 under the Act; it being understood that to the extent any activity is one which the Fund may finance without a Rule 12b-1 plan, the Fund may also make payments to finance such activity outside such a plan and not be subject to its limitations.
NOW, THEREFORE, the Fund has adopted this Reynolds Funds, Inc. 12b-1 Plan (the “Plan”) in accordance with Rule 12b-1 under the Act on the following terms and conditions:
1.Distribution and Service Fee. The Fund may charge a distribution expense and service fee on an annualized basis of up to 0.25% of the Fund’s average daily net assets. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc., or its successors.
2.Permitted Expenditures. The amount set forth in paragraph 1 of this Plan shall be paid for services or expenses primarily intended to result in the sale of the Fund’s shares. The Fund may pay all or a portion of this fee to any securities dealer, financial institution or any other person (the “Shareholder Organization(s)”) who renders personal service to shareholders, assists in the maintenance of shareholder accounts or who renders assistance in distribution or promoting the sale of the Fund’s shares pursuant to a written agreement approved by the Board of Directors of the Company (the “Related Agreement”). To the extent such fee is not paid to such persons, the Fund may use the fee to pay expenses of distribution of its shares including, but not limited to, payment by the Fund of the cost of preparing, printing and distributing Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead costs.
3.Effective Date of the Plan. This Plan shall not take effect until it has been approved (together with any related agreements) by votes of a majority of (i) the outstanding voting securities of the Fund as defined in the Act, if such approval is required by the Act, (ii) the Board of Directors of the Company and (iii) those Directors of the Company who are not “interested persons” of the Company (as defined in the Act) and have no direct or indirect financial interest in the operating of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.
4.Continuance. Unless otherwise terminated pursuant to paragraph 6 below, this Plan shall continue in effect for as long as such continuance is specifically approved at least annually by votes of a majority of the Board of Directors of the Company and the Rule 12b-1 Directors in the manner provided in paragraph 3 hereof.
5.Reports. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board of Directors of the Company and said Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
6.Termination. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Act.
7.Amendments. This Plan may not be amended to increase materially the amount of payments provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, or, in the case of a material amendment not related to increasing the amount of payments, by votes of a majority of the Board of Directors and Rule 12b-1 Directors in the manner provided in paragraph 3 hereof
8.Selection of Directors. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Rule 12b-1 Directors. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the Rule 12b-1 Directors.
9.Records. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, or the agreements or any such reports or minutes, as the case may be, the first two years in an easily accessible place.
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